EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hess Corporation Amended and Restated 2008 Incentive Plan, of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedules of Hess Corporation and the effectiveness of internal control over financial reporting of Hess Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

June 12, 2015